EXHIBIT D-7


                            COMMONWEALTH OF KENTUCKY

                      BEFORE THE PUBLIC SERVICE COMMISSION


IN THE MATTER OF:

JOINT APPLICATION OF NISOURCE INC., NEW      )
NISOURCE INC., COLUMBIA ENERGY GROUP AND     )    CASE NO. 2000-129
COLUMBIA GAS OF KENTUCKY, INC. FOR           )
APPROVAL OF A MERGER.

                   ==========================================

                                JOINT APPLICATION

                   ==========================================


     NiSource Inc. ("NiSource"), New NiSource Inc. ("New NiSource"), Columbia Energy Group ("Columbia Energy") and Columbia Gas of Kentucky, Inc. ("Columbia Gas of Kentucky") (collectively referred to as "Applicants") hereby request that the Public Service Commission of Kentucky ("Commission") approve a transaction that will result in the transfer of ownership and control of Columbia Energy and Columbia Gas of Kentucky all in accordance with the terms of the Agreement and Plan of Merger Between Columbia Energy Group and NiSource Inc., dated February 27, 2000 as amended and restated on March 31, 2000 ("the Agreement"). A copy of the Agreement is attached hereto as Attachment A. This Joint Application is filed with the Commission pursuant to Kentucky Revised Statutes ss. 278.020(4) and (5).

I.   APPLICANTS

     1. NiSource is a corporation organized under the laws of the state of Indiana. The post office address for NiSource is 801 East 86th Avenue, Merrillville, IN 46410. A certified copy of NiSource's Certificate of


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Incorporation and all amendments thereto is attached hereto as Attachment B.
NiSource is an energy and utility-based holding company that provides natural gas, electricity and water to the public for residential, commercial and industrial uses in the Midwest and Northeast United States. NiSource also markets utility services and customer-focused resource solutions along a corridor stretching from Texas to Maine. NiSource has five energy utility subsidiaries: Northern Indiana Public Service Company, Kokomo Gas and Fuel Company and Northern Indiana Fuel and Light Company, Inc., all of which serve customers in Indiana; Bay State Gas Company serving natural gas customers in Massachusetts; and Northern Utilities, Inc. serving natural gas customers in New Hampshire and Maine. NiSource is a public utility holding company, but it is currently exempt from registration with the United States Securities and Exchange Commission ("SEC") under Section 3(a)(1) of the Public Utility Holding Company Act of 1935 ("the 1935 Act") pursuant to an order dated February 10, 1999. This order exempts NiSource from most of the provisions of the 1935 Act. Neither NiSource nor any of its direct or indirect subsidiaries is a utility regulated by the Commission pursuant to KRS ss. 278.010(3).

     2. New NiSource is a corporation organized under the laws of the state of Delaware. The post office address for New NiSource is 801 East 86th Avenue, Merrillville, IN 46410. A certified copy of New NiSource's Certificate of Incorporation and all amendments thereto is attached hereto as Attachment C. New NiSource was organized as a wholly-owned subsidiary of NiSource. Following completion of the merger, New NiSource will register as a holding company under the 1935 Act. New NiSource is not a utility regulated by the Commission pursuant to KRS ss. 278.010(3).


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     3.   Columbia Energy (formerly known as The Columbia Gas System, Inc.) is a corporation organized under the laws of the state of Delaware. The post office address for Columbia Energy is 13880 Dulles Corner Lane, Herndon, VA 20171-4600. A certified copy of Columbia Energy's Restated Certificate of Incorporation and all amendments thereto is attached hereto as Attachment D. Columbia Energy's operating companies engage in all phases of the natural gas business including exploration and production, transmission, storage and distribution, as well as retail energy marketing, propane and petroleum product sales, and electric power generation. In addition to Columbia Gas of Kentucky, Columbia Energy's natural gas distribution subsidiaries serve customers in Maryland, Ohio, Pennsylvania and Virginia. Columbia Energy is a holding company registered under the 1935 Act and is subject to all regulatory requirements applicable to such companies under the 1935 Act. Columbia Energy is not a utility regulated by the Commission pursuant to KRS ss. 278.010(3).

     4. Columbia Gas of Kentucky is a corporation organized under the laws of the Commonwealth of Kentucky. The post office address for Columbia Gas of Kentucky is 2001 Mercer Road, P.O. Box 14241, Lexington, KY 40512-4241. A certified copy of Columbia Gas of Kentucky's Articles of Incorporation and all amendments thereto is attached hereto as Attachment E. Columbia Gas of Kentucky is a utility regulated by the Commission under KRS ss. 278.010(3), and presently serves over 141,000 customers in 31 Kentucky counties.

     5. The current organizational structure of both NiSource and Columbia Energy is depicted in the chart attached hereto as Attachment F.


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II.  THE TRANSACTION

     6. On February 27, 2000, the Boards of Directors of NiSource and Columbia Energy held meetings and each approved the Agreement. The Agreement was amended and restated on March 31, 2000. The Agreement provides for a business combination of NiSource and Columbia Energy involving the creation of a new holding company by NiSource, currently named New NiSource. New NiSource has formed two subsidiaries, Parent Acquisition Corporation and Company Acquisition Corporation. Under the Agreement, Parent Acquisition Corporation and Company Acquisition Corporation will be merged with and into NiSource and Columbia Energy, respectively. After the merger, NiSource and Columbia Energy will become wholly owned subsidiaries of New NiSource. Immediately after these mergers, NiSource will merge into New NiSource. New NiSource will then change its name to "NiSource Inc." and serve as a holding company for Columbia Energy and the current subsidiaries of NiSource. This post-merger corporate structure is depicted in the chart attached hereto as Attachment G. An alternative structure is described in paragraph 9 of this Joint Application. Under either structure, Columbia Gas of Kentucky will remain a wholly owned subsidiary of Columbia Energy, and will continue to be headquartered in Lexington, Kentucky.

     7. In consideration of the merger, and with the approval of a majority of NiSource's shareholders, Columbia Energy shareholders will receive, for each Columbia Energy share of common stock, $70 in cash plus a $2.60 face value SAILSSM (a unit consisting of a zero coupon debt security with a forward equity contract). In lieu of the cash and SAILSSM, subject to the terms and limitations set forth in the Agreement, Columbia Energy shareholders may elect to receive New NiSource stock in a tax-free exchange, for up to thirty percent of the outstanding Columbia Energy shares. If the number of shares for which such an election is made exceeds thirty percent, the number of shares to be exchanged


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for each electing shareholder shall be prorated. Under this common stock alternative, each Columbia Energy share will be exchanged for $74 in New NiSource stock, subject to a collar, such that if the average NiSource share price during the thirty days prior to closing of the transaction is greater than $16.50, Columbia Energy shareholders will receive shares in New NiSource valued at $74 for each Columbia Energy share. If the average NiSource share price during the thirty days prior to closing of the transaction is $16.50 or less, Columbia Energy shareholders will receive 4.4848 shares of New NiSource stock for each Columbia Energy share. If Columbia Energy shareholders do not make stock elections for at least ten percent of the outstanding Columbia Energy common shares, then no Columbia Energy shares will be converted into New NiSource stock, and all Columbia Energy shares will be converted into the cash and SAILSSM consideration.

     8. Upon consummation of the merger, Columbia Gas of Kentucky will remain a wholly owned subsidiary of Columbia Energy. Columbia Energy will be a wholly owned subsidiary of New NiSource, which the Applicants expect will become a registered holding company under the 1935 Act.. Columbia Gas of Kentucky and Columbia Energy's other operating subsidiaries will retain their separate corporate identities, assets and liabilities, franchises and certificates of public convenience and necessity.

     9. The shareholders of NiSource will vote on whether to approve the merger. Their favorable vote in this regard is necessary in order for the preferred structure of the transaction to proceed, whereby New NiSource stock will be used as partial consideration for the merger. If Columbia Energy's shareholders approve the transaction, but NiSource's shareholders do not vote in favor of the transaction, the transaction automatically will be restructured so that Columbia Energy will become a wholly owned subsidiary of NiSource. In that event, Columbia Energy shareholders will receive $70 in cash plus a $3.02 face


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value SAILSSM unit of NiSource, with no option for Columbia shareholders to receive New NiSource stock. Under this alternative structure as well, Columbia Gas of Kentucky will remain a wholly owned subsidiary of Columbia Energy. This post-merger corporate structure is depicted on the chart attached hereto as Attachment H. Under this alternative structure NiSource will register as a public utility holding company under the 1935 Act. Columbia Gas of Kentucky and Columbia Energy's other operating subsidiaries will retain their separate corporate identities, assets and liabilities, franchises and certificates of public convenience and necessity.

     10. The merger will result in a change in the ultimate corporate ownership of Columbia Gas of Kentucky, but will not change the manner in which Columbia provides gas sales and distribution service within the Commonwealth. The merger will be transparent to Columbia Gas of Kentucky's customers.

III. STATUTORY CRITERIA FOR APPROVAL OF THE MERGER

     11.  KRS ss.278.020(4) provides that:

          No person shall acquire or transfer ownership of, or control, or the right to control, any utility under the jurisdiction of the commission by sale of assets, transfer of stock, or otherwise, or abandon the same, without prior approval by the commission. The commission shall grant its approval if the person acquiring the utility has the financial, technical, and managerial abilities to provide reasonable service.

KRS ss. 278.020(5) further provides, in pertinent part, that, "[t]he commission shall approve any proposed acquisition when it finds that the same is to be made in accordance with law, for a proper purpose and is consistent with the public interest." As demonstrated below, the proposed merger between NiSource and Columbia Energy satisfies these statutory criteria.


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     A.   THE MERGER IS IN ACCORDANCE WITH LAW

     12. The merger will close only after NiSource and Columbia Energy have obtained all necessary state and federal regulatory approvals, and the Agreement will be consummated in a manner that is consistent with all applicable laws.

     13. Columbia Energy's shareholders must approve the merger. NiSource's shareholders will also vote on the merger.

     14. Applicants also must receive approval of the merger from the Federal Energy Regulatory Commission ("FERC"). Section 203(a) of the Federal Power Act requires FERC authorization before a public utility may dispose of its jurisdictional facilities, merge or consolidate its jurisdictional facilities with the jurisdictional facilities of another person or purchase any security of another public utility. Under section 203(a), the FERC asserts jurisdiction over transactions involving a change in control over public utility facilities which are subject to the FERC's jurisdiction under the Federal Power Act. Under section 203(a), the FERC must approve a proposed merger if it finds that the merger will be consistent with the public interest. In making this determination, FERC will generally take account of three factors: (1) the effect on competition; (2) the effect on rates; and (3) the effect on regulation. NiSource and Columbia Energy filed the necessary application with the FERC on April 10, 2000.

     15. Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, the merger cannot be completed until NiSource and Columbia Energy have submitted certain information to the Antitrust Division of the Department of Justice and the Federal Trade Commission, and have satisfied the statutory waiting period requirements. In connection with NiSource's 1999 unconsummated tender offer for the common stock of Columbia Energy, NiSource made the necessary submissions under the Hart-Scott-Rodino Act, and the applicable waiting period expired on


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August 4, 1999, without NiSource receiving any request to provide additional information. However, NiSource's clearance under the Hart-Scott-Rodino Act to complete an acquisition of Columbia Energy will remain valid for only one year from the expiration of the waiting period. Because the merger is not expected to be completed until after that date, NiSource and Columbia Energy will need to submit new information to the Department of Justice and the Federal Trade Commission, and a new Hart-Scott-Rodino Act waiting period will begin. The expiration or earlier termination of the waiting period will not prevent the Department of Justice or the Federal Trade Commission from challenging the merger on antitrust grounds.

     16.  The merger must also be approved by the SEC under the 1935 Act. Under
Section 9(a)(2) of the 1935 Act it is unlawful for a person that is an affiliate of a public utility company to become the affiliate of another public utility company unless the acquisition has been approved by the SEC under the standards of Section 10 of the 1935 Act. NiSource's acquisition of Columbia Energy results in the indirect acquisition of affiliate interests in Columbia Energy's public utility companies, including Columbia Gas of Kentucky. In reviewing a proposed acquisition under Section 10 of the 1935 Act, the SEC considers generally the public interest and the interest of investors and consumers. In particular, the SEC will consider the potential anticompetitive effects of the transaction, the adequacy of the consideration, and the effect of the acquisition upon the capital structure of the resulting holding company system. The SEC also considers whether the acquisition tends toward the economical and efficient development of an integrated public-utility system. The SEC may not approve an acquisition unless it is satisfied that the transaction is in compliance with all applicable state laws. As a result of the merger, New NiSource (or under the alternative structure of the merger, NiSource) will register as a public utility


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holding company under section 5 of the 1935 Act. NiSource and New NiSource filed an amended application with the SEC on April 14, 2000.

     17. The Federal Communications Commission ("FCC") must also approve the transfer of control of the radio licenses currently held by: (a) Columbia Energy and NiSource subsidiaries to New NiSource in the preferred structure of the transaction, or; (b) Columbia Energy subsidiaries to NiSource in the alternative structure of the transaction. The merger transaction will change the control of said licenses, and Section 310(d) of the Communications Act of 1934, as amended, requires the FCC's consent to that transfer of control. In order to transfer the licenses, the FCC must find that the transfer serves the public interest, convenience and necessity.

     18. While the merger will change the identity of the corporation ultimately owning Columbia Gas of Kentucky, it will not impair or adversely affect the manner in which Columbia Gas of Kentucky provides service to customers. Potential improvements in service are outlined in this Joint Application. The merger will not diminish the Commission's regulatory authority over Columbia Gas of Kentucky in any way. Accordingly, Columbia Gas of Kentucky will continue to provide service under the tariffs it has on file with the Commission, and will continue to be governed by all applicable rules and regulations of the Commission.

     B.   THE MERGER IS FOR A PROPER PURPOSE

     19. The purpose of the merger is to create a combined enterprise well positioned to serve the energy needs of the Commonwealth of Kentucky, as well as millions of other customers in the Midwest and Northeast United States, in an increasingly competitive energy industry. The combination of NiSource and Columbia Energy establishes a powerful platform for growth with access to thirty percent of the country's population and forty percent of the nation's energy


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consumption in growing markets. The combined company will have over 3.6 million gas and electric customers located in nine states. The combined company will be a super-regional energy company with complementary market areas and no asset overlap. (See the map attached hereto as Attachment I.) It will be the largest gas company east of the Rocky Mountains based on number of customers. It will be the second largest natural gas company in the United States. The combined company will have the nation's second largest volume of gas throughput with 911 million cubic feet per day and have the largest gas storage assets with over 700 billion cubic feet of storage capacity.

     20. The merger is one of convergence, driven by the Applicants' shared vision of the future of the energy industry. The Applicants recognize that the energy industry is in an era of constant change, and have concluded that consolidation is beneficial for the continued and increased success of NiSource and Columbia Energy. The combined company will have three key elements necessary to succeed in the competitive energy marketplace: (1) increased size, scope and scale; (2) access to strategic geographic markets; and (3) broad range of complementary assets. Columbia Gas of Kentucky will benefit by sharing in the opportunities created by the merger and will continue to be a regulated utility with a focus on serving customers in Kentucky and developing the economy of Kentucky. The merger is therefore for a proper purpose.

     C.   THE MERGER IS CONSISTENT WITH THE PUBLIC INTEREST

     21. The merger will have no detrimental impact on Kentucky or Kentucky consumers because it is a parent company merger, accomplished through a stock transfer, that does not contemplate changes to Columbia Gas of Kentucky's operations. Thus, the merger will not result in any change to the rates, terms, or conditions of Columbia Gas of Kentucky's services, the quality of those


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services, or the Commission's regulatory authority over Columbia Gas of
Kentucky.

     22. Columbia Gas of Kentucky's headquarters will remain in Lexington, and key management personnel will be retained. Decision-making authority for Columbia Gas of Kentucky will continue to reside with the Lexington management. Local operations and the employee workforce will be retained, in accordance with Columbia Gas of Kentucky's plans for operations and workforce before the announcement of the merger. Columbia Gas of Kentucky's collective bargaining agreement will be honored. Thus, the merger is not expected to have any material impact on employment.

     23. The merger will permit Columbia Gas of Kentucky to continue, and to expand, its efforts to provide high-quality, reliable and economical service in an efficient manner.

     24. Scale and geography are critical to success in the evolving competitive energy market. The combined company will have the size and scope necessary to compete, and the merger eventually will permit the Applicants to achieve further economies of scale in utility operations, product development, advertising, purchasing and corporate services. In addition, the combined company will enjoy a substantially larger and more diverse customer base, thereby adding stability from both an economic and operational standpoint.

     25. Columbia Gas of Kentucky intends to continue to provide charitable contributions and community support within its service area at levels substantially comparable to the levels of charitable contributions and community support provided before the merger.

     26. Columbia Gas of Kentucky will continue to support economic development within its service area and throughout the Commonwealth. Columbia Gas of


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Kentucky currently works closely with state and local economic development agencies to attract or retain business and jobs in the Commonwealth, and this working relationship will continue after the merger.

     27. NiSource has no operating company in Kentucky, and Columbia Gas of Kentucky is not being combined with any NiSource operating affiliate. This merger of geographically diverse entities thus has no negative impact on competition. More importantly, however, the combined company is committed to attempting to initiate Columbia Gas of Kentucky's Customer ChoiceSM1 Program, as requested in Case No. 99-165 currently pending before the Commission. The combined company is committed to working with marketers as trade allies to deliver enhanced benefits of competition to Kentucky consumers.

     28. The merger is driven by a convergence strategy rather than by cost synergies, and is not expected to produce significant savings at the operating levels. Net savings, if any, that subsequently may be achieved at the corporate level by the elimination of redundancies ultimately will be reflected in the service company charges distributed among the operating companies, and will be considered when Columbia Gas of Kentucky's base rates are reviewed pursuant to any rate review scheduled by the Commission as part of its Orders in Case No. 99-165.

     D.   THE COMBINED COMPANY HAS THE FINANCIAL ABILITY TO
          PROVIDE REASONABLE SERVICE

     29. Columbia Gas of Kentucky will not issue any equity or indebtedness to effect, or as a result of, the merger.


------------------------
1 Customer CHOICESM is a service mark of Columbia Gas of Ohio, Inc. and its use has been licensed by Columbia Gas of Kentucky, Inc. CHOICE(R)is a registered service mark of Columbia Gas of Ohio, Inc. and its use has also been licensed by Columbia Gas of Kentucky, Inc.


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     30.  Following the merger, Columbia Gas of Kentucky will continue to benefit from NiSource's policy of attaining and maintaining investment grade credit ratings for its subsidiaries. Columbia Gas of Kentucky will also continue to benefit from NiSource's management and operational policies to minimize costs while maintaining safe, reliable customer service, as well as NiSource's policy to make capital available at favorable terms to fund Columbia Gas of Kentucky's total capital requirements as necessary.

     31. The combined company's significantly larger market capitalization will permit the company to weather adverse economic conditions and to better absorb risks. The increased scale of the combined company should, over time, lead to more efficient operations.

     32. Following the merger, the combined company expects to maintain a capital structure consistent with the capital structures of utilities of similar size. New NiSource and its subsidiaries are to expected to remain investment grade, with long-term debt rated BBB or better.

     33. The merger will allow the combined company to participate in the growing energy convergence marketplace by exploiting arbitrage opportunities that may exist among natural gas, coal and electricity. Further opportunities may be available given the differences in weather, time, geographic location of customers, and physical location of fuel supplies and gas storage across the Texas-to-Maine corridor. These opportunities will exist as the combined company leverages its ownership, control and optimization of related, strategically positioned physical assets.

     E.   THE COMBINED COMPANY HAS THE TECHNICAL ABILITY TO
          PROVIDE REASONABLE SERVICE

     34. Both NiSource and Columbia Energy are well respected in the utility industry for their technical expertise. The merger will enable the combined company to leverage strong utility brands while offering customers access to a


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comprehensive choice of products and services, a product mix broader than either company alone could offer and one competitive with the largest and most recognized diversified energy companies in the country. The merged company will implement the best practices of each company, resulting in a more efficient merged company that will provide better service to all customers.

     35. The combined base of electric and gas assets resulting from the merger will enhance the marketing and delivery of complementary energy products and services through assured energy supplies, broad knowledge of a wide range of energy products, even greater credibility with customers and opportunities to coordinate business activities of each company's energy marketing ventures.

     36. The merger creates potential for lower gas costs. The merger positions the combined company to take advantage of economies and efficiencies over time in areas of coordinated gas supply, optimized use of transportation capacity, ability to take advantage of geographic diversity between NiSource's and Columbia Energy's core markets, more efficient use of gas storage facilities, and enhanced ability to benefit from new supply projects.2 These enhancements


------------------------
2 The proposed merger will not impact Columbia Gas of Kentucky's ability to continue to provide reliable natural gas supplies to its customers. However, the merger will create the opportunity to acquire these supplies at lower costs. The merger positions the combined company to take advantage of economies and efficiencies over time in areas of coordinated gas supply, optimized use of transportation capacity, ability to take advantage of geographic diversity between NiSource's and Columbia Energy's core markets, more efficient use of gas storage facilities, and enhanced ability to benefit from new supply projects.

     NiSource and Columbia Gas of Kentucky currently procure gas and services from common industry providers. Combining the separate transactional activities of the two companies should lead to greater gas purchase efficiency. For example, over ninety-six percent (96%) of Columbia Gas of Kentucky's gas supply is obtained from the onshore and offshore Texas and Louisana supply basins. The current NiSource affiliates currently purchase over fifty percent (50%) of their gas supply from the same supply basins. The combined company will have a larger presence in this competitive supply basin, and should be able to procure supplies at prices lower than the prices that either company could obtain acting separately.

     The opportunity will exist for the combined company to dispatch unutilized portions of their portfolio assets to nationally recognized common trading centers - market hubs. Through this common, industry-recognized practice, the combined company will be able to introduce supply diversity to customers at lower costs as they will now control sufficient assets to arrange this practice without acquiring the service from independent marketers.

     The combined company's customers are located in geographically diverse regions of the country. Opportunities may exist for the combined company to further optimize contracted and owned storage and transportation assets and potentially eliminate duplication of transportation, storage and supply services.

     The transactional economies of scale and the potential elimination of duplicative portfolio assets may result in gas cost savings that will flow to all the sales customers of the operating subsidiaries, and will help to ensure that Columbia Gas of Kentucky's customers continue to see competitive gas costs in the rapidly changing gas supply market. Any such gas cost savings will be reflected in Columbia's future Gas Cost Adjustment filings.


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and associated savings will flow to all the sales customers of the operating subsidiaries, and will help to ensure that Columbia Gas of Kentucky's customers continue to see competitive gas costs in the rapidly changing gas supply market.

     F.   THE COMBINED COMPANY HAS THE MANAGERIAL ABILITY TO
          PROVIDE REASONABLE SERVICE

     37. NiSource and Columbia Energy will be able to draw upon the expertise and abilities of a larger and more diverse of management pool and employee pool, and should be better able to attract and retain the most qualified employees. The employees of the combined company also should benefit from new career opportunities in the expanded organization to lead the companies forward in the increasingly competitive energy industry.

IV.  TESTIMONY

     38.  The following witnesses are filing testimony in support of this Joint
Application: Mark T. Maassel, Vice President, Regulatory and Government Policy of NiSource; Joseph W. Kelly, Vice President and Chief Operating Officer of Columbia Gas of Kentucky; and, Jamie Welch, Director, Global Energy and Project Finance Group, Credit Suisse First Boston.

V.   SERVICE ADDRESSES

     39. Correspondence, notices, pleadings and Commission Orders relating to this Joint Application should be served on the Applicants as follows:


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          For NiSource:
          -------------

          Hon. Mark T. Maassel
          801 East 86th Avenue
          Merrillville, IN 46410

          Hon. Peter V. Fazio, Jr.
          Hon. Carrie J. Hightman
          Hon. Allan Horwich
          Schiff Hardin & Waite
          6600 Sears Tower
          Chicago, IL 60606

          For New NiSource:
          -----------------

          Hon. Mark T. Maassel
          801 East 86th Avenue
          Merrillville, IN 46410

          Hon. Peter V. Fazio, Jr.
          Hon. Carrie J. Hightman
          Hon. Allan Horwich
          Schiff Hardin & Waite
          6600 Sears Tower
          Chicago, IL 60606

          For Columbia Energy:
          --------------------

          Hon. Sharon B. Heaton
          Hon. Benga L. Farina
          Columbia Energy Group
          13880 Dulles Corner Lane
          Herndon, VA 20171-4600

          For Columbia Gas of Kentucky:
          -----------------------------

          Mr. Joseph W. Kelly
          Columbia Gas of Kentucky, Inc.
          2001 Mercer Road
          P.O. Box 14241,
          Lexington, KY 40512-4241


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          Hon. Stephen B. Seiple
          Columbia Gas of Kentucky, Inc.
          200 Civic Center Drive
          P.O. Box 117
          Columbus, OH 43216-0117

          Hon. Richard S. Taylor
          315 High Street
          Frankfort, KY 40601

VI.  CONCLUSION

     40. The proposed merger is to be made in accordance with law, is for a proper purpose, and is consistent with the public interest. Furthermore, the combined company will have the financial, technical and managerial abilities to provide reasonable service. Therefore, the Commission should approve the proposed merger pursuant to KRS ss. 278.020(4) and (5).

     WHEREFORE, NiSource Inc., New NiSource Inc., the Columbia Energy Group and Columbia Gas of Kentucky, Inc. respectfully request that the Public Service Commission of the Commonwealth of Kentucky:

     1. Issue an Order approving the merger, and finding that the merger is in accordance with the law, is for a proper purpose and is consistent with the public interest pursuant to KRS ss. 278.020(5);

     2. Issue an Order approving the merger, and finding that upon consummation of the merger Columbia Gas of Kentucky will retain the technical, financial and managerial ability to provide reasonable service in the Commonwealth pursuant to KRS ss. 278.020(4);

     3. Issue an Order approving the merger as described in Section III of this Joint Application, in both its preferred form as described in paragraphs 6-8, and the alternative form described in paragraph 9 herein;


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     4.   Issue an Order granting the Applicants all additional authorizations and relief required for the consummation of the merger; and,

     5. Issue an Order granting the Applicants all other relief to which they may be entitled. Dated at Columbus, Ohio, this 1st day of May, 2000.

                                        Respectfully submitted,

                                        COLUMBIA GAS OF KENTUCKY, INC.


                                        By:
                                           ------------------------------------
                                           Stephen B. Seiple
                                           Senior Attorney

                                        Andrew J. Sonderman, General Counsel
                                        Stephen B. Seiple, Senior Attorney
                                        200 Civic Center Drive
                                        P.O. Box 117
                                        Columbus, Ohio 43216-0117
                                        Telephone: (614) 460-4648
                                        Fax: (614) 460-4648
                                        Email: sseiple@ceg.com

                                        Richard S. Taylor
                                        315 High Street
                                        Frankfort, Kentucky 40601
                                        Telephone: (502) 223-8967
                                        Fax: (502) 226-6383

                                        Attorneys for
                                        NEW NISOURCE INC.
                                        NISOURCE INC.
                                        THE COLUMBIA ENERGY GROUP
                                        COLUMBIA GAS OF KENTUCKY, INC.


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